Exhibit 5.1

May 1, 2020

DuPont de Nemours, Inc.

974 Centre Road

Wilmington, Delaware 19805

Ladies and Gentlemen:

I have acted as counsel for DuPont de Nemours, Inc., a Delaware corporation (the “Company”), in connection with the public offering of $2,000,000,000 aggregate principal amount of the Company’s 2.169% Notes due 2023 (the “Notes”).

In furnishing this opinion, I or a member of my staff have examined and relied upon copies of the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on September 5, 2018 with the Securities and Exchange Commission, including the information deemed to be a part of the Registration Statement pursuant to Rule 430B of the General Rules and Regulations under the Securities Act of 1933, as amended, the Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, as amended to date, the Indenture, dated as of November 28, 2018, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture dated as of May 1, 2020, between the Company and the Trustee, corporate records of the Company (including certain resolutions of the Board of Directors of the Company (the “Board of Directors”), certain resolutions of the Pricing Committee of the Board of Directors (the “Pricing Committee”), a written consent of a Pricing Officer of the Pricing Committee and minute books of the Company), certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we have deemed necessary or appropriate to form a basis for the opinion hereinafter expressed.

In connection with this opinion, I have assumed the genuineness of all signatures on all documents examined by me and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

Based on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that the Notes have been duly authorized, executed and delivered by the Company and are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

The opinion set forth above is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

I hereby consent to use of this opinion as an exhibit of the Company’s Current Report on Form 8-K being filed on the date hereof and further consent to the reference to my name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement.

Very truly yours,

/s/ Erik T. Hoover
Erik T. Hoover
Senior Vice President and General Counsel